Exhibit 99.1
LAM RESEARCH CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial statements give effect to the acquisition of SEZ Holding AG (“SEZ”) by Lam Research Corporation (the “Company”). Lam Research follows a 52/53-week fiscal reporting calendar and its fiscal year ends on the last Sunday of June each year whereas SEZ has a December 31 fiscal year end. In order to prepare the unaudited pro forma condensed combined statements of operations for the year ended June 24, 2007, SEZ’s operating results were first conformed to Lam’s year end. This was done utilizing SEZ’s historical audited consolidated financial statement as of and for the year ended December 31, 2007 included below in Exhibit 99.2 and the unaudited interim periods contained therein as well as SEZ’s historical financial information for the six months ended December 31, 2006. This pro forma information is also based upon the historical consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended June 24, 2007 and upon the historical condensed consolidated financial statements of the Company in its Quarterly Report on Form 10-Q for the period ended December 23, 2007. The unaudited pro forma condensed combined financial information should accordingly be read in conjunction with the above-mentioned historical financial statements.
The unaudited pro forma condensed combined statements of operations present the combined operating results of the Company and SEZ for the fiscal year ended June 24, 2007 and the six months ended December 23, 2007, after giving effect to the acquisition as if it had occurred on June 26, 2006 and after taking into account the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
A pro forma condensed combined balance sheet has not been presented because the acquisition has already been reflected in the consolidated balance sheet of Lam Research Corporation as of March 30, 2008 which has been filed on May 9, 2008 with the Company’s Quarterly Report on Form 10-Q for the period ended March 30, 2008. The results of SEZ’s operations have been included in the consolidated financial statements of the Company after the March 11, 2008 acquisition date.
The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The pro forma information do not purport to be indicative of the results that would have been reported if the acquisition had been in effect for the periods presented or which may result in the future.

LAM RESEARCH CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED JUNE 24, 2007
(in thousands, except per share data)

	Historical	Historical	Pro Forma			Pro Forma
	Lam	SEZ	Adjustments			Combined
|	| | | |
Total revenue	$2,566,576	$345,850	$(5,297)	a	)	$2,907,129
Cost of goods sold	1,261,522	205,430	9,095	b	)	1,476,047

Gross margin	1,305,054	140,420	(14,392)			1,431,082

Research and development	285,348	49,847	(693)	c	)	334,502
Selling, general and administrative	241,046	51,858	3,457	d	)	296,361

Total operating expenses	526,394	101,705	2,764			630,863

Operating income (loss)	778,660	38,715	(17,156)			800,219
Other income (expense)	69,063	5,425	(1,870)	e	)	72,618

Income (loss) before income taxes	847,723	44,140	(19,026)			872,837
Income tax expense (benefit)	161,907	5,614	(4,289)	f	)	163,232

Net income	$685,816	$38,526	$(14,737)			$709,605

Net income per share:
Basic net income per share	$4.94					$5.12
Diluted net income per share	$4.85					$5.01

Number of shares used in per share calculations:
Basic	138,714					138,714
Diluted	141,524					141,524

LAM RESEARCH CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED DECEMBER 23, 2007
(in thousands, except per share data)

	Historical	Historical	Pro Forma			Pro Forma
	Lam	SEZ	Adjustments			Combined
|	| | | |
Total revenue	$1,294,941	$101,443	$58,220	a	)	$1,454,604
Cost of goods sold	643,393	72,512	28,441	b	)	744,346

Gross margin	651,548	28,931	29,779			710,258

Research and development	156,531	25,631	(375)	c	)	181,787
Selling, general and administrative	135,797	25,450	(7,333)	d	)	153,914

Total operating expenses	292,328	51,081	(7,708)			335,701

Operating income (loss)	359,220	(22,150)	37,487			374,557
Other income (expense)	7,596	472	(305)	e	)	7,763

Income (loss) before income taxes	366,816	(21,678)	37,182			382,320
Income tax expense (benefit)	103,169	(1,842)	7,981	f	)	109,308

Net income	$263,647	$(19,836)	$29,201			$273,012

Net income per share:
Basic net income per share	$2.12					$2.20
Diluted net income per share	$2.08					$2.16

Number of shares used in per share calculations:
Basic	124,370					124,370
Diluted	126,523					126,523

Lam Research Corporation
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
1)	On March 11, 2008, Lam Research Corporation (“Lam Research”) completed its previously announced acquisition of SEZ Holding AG (“SEZ”), the leading supplier of single-wafer clean technology and products to the global semiconductor manufacturing industry. The acquisition was effected upon the completion of a tender offer for the outstanding shares of SEZ as well as the satisfaction of other conditions to closing. Upon the completion of the tender, Lam Research acquired approximately 94% of the outstanding shares of SEZ. Lam Research expects to take additional steps as necessary to acquire the SEZ shares that remain outstanding. The tender offer was conducted pursuant to the terms of a Transaction Agreement entered into on December 10, 2007 by and between Lam Research and SEZ (the “Transaction Agreement”). Under the terms of the Transaction Agreement, Lam Research acquired all shares of SEZ that were tendered in the offer at a price of CHF 38 per share in cash, for a total price of CHF 606 million. The foregoing description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement which was filed as Exhibit 10.110 to Lam Research’s Current Report on Form 8-K filed on December 14, 2007.
2)	The transaction has been accounted for under the purchase method of accounting with Lam Research treated as the acquirer whereby the consideration paid has been allocated based on the fair values of the assets and liabilities acquired including certain identifiable intangible assets and in-process research and development with the excess consideration allocated to goodwill. The purchase price allocation is preliminary and may be adjusted upon the completion of the final valuation of the assets and liabilities acquired.

The unaudited pro forma condensed combined statements of operations include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of operations do not include nonrecurring charges or credits which result directly from the transaction and which will be included in the statement of operations within the twelve months succeeding the transaction, such as acquired in-process research and development write-offs or acquisition transaction costs expensed by SEZ. The unaudited pro forma condensed combined statements of operations also do not include the impacts of any revenue, cost or other operating synergies that may result from the transaction.

Based on the Company’s review of SEZ’s summary of significant accounting policies disclosed in SEZ’s financial statements and preliminary discussions with SEZ’s management, other than the adjustment to an acceptance based revenue recognition model, the nature and amount of any adjustments to the historical financial statements of SEZ to conform its accounting policies to those of Lam are not expected to be significant to the consolidated statements of operations.

Pro forma adjustments for the unaudited pro forma condensed combined statements of operations for the fiscal year ended June 24, 2007 and the six months ended December 23, 2007 are as follows:
a)	This adjustment represents a change in accounting principle adopted in order to conform to Lam’s policy of acceptance-based revenue recognition.

In SEZ’s historical financial statements under International Financial Reporting Standards, sales from trading activities are recognized when all material benefits, risks and title restrictions have been transferred to the purchaser and there is no doubt regarding related revenues and costs. Certain goods are shipped by SEZ with terms that require installation to be performed by SEZ, or require customer inspection and acceptance. SEZ historically recognized revenue under IFRS prior to installation since such installation was considered perfunctory. Additionally, SEZ recognized revenue on delivery prior to explicit customer acceptance as compliance with customer specified objective acceptance criteria is established through quality testing. Under Lam’s policy, revenue is deferred until installation is performed and customer acceptance is obtained.

Following the acquisition date, SEZ recognizes revenue when it has completed its system installation obligation, received customer acceptance or is otherwise released from their installation or customer acceptance obligations. The time lag between shipment and process acceptance varies. Consequently, revenue and related costs are deferred for that period of time.

The pro forma adjustment increases historical revenues for shipments prior to the period presented for which process acceptance occurred during the reporting period. Likewise, historical revenue is reduced for shipments in the period presented for which process acceptance did not occur until after the period end date.

b)	This adjustment comprises:
i)	The corresponding adjustment of cost of sales relating to the revenue adjustments to conform to an acceptance-based revenue recognition model described above (June 24, 2007: US$1.1 million; December 23, 2007: US$24.4 million).

ii)	The amortization of identified intangible assets (existing technology) recognized as a result of the acquisition (June 24, 2007: US$8.0 million; December 23, 2007: US$4.0 million). In-process research and development (IPR&D) was immediately written off after the acquisition (approximately US$2.0 million). This write-off is excluded from the amortization adjustment, as it is a material non-recurring charge.
c)	This adjustment relates to the reversal of the amortization of existing intangible assets derecognized as they were assumed to be included in the newly recognized intangible assets.

d)	This adjustment comprises:
i)	The amortization of identified intangible assets (trade name and backlog) recognized as a result of the acquisition (June 24, 2007: US$3.5 million; December 23, 2007: US$0.8 million).

ii)	SEZ incurred certain costs that were directly attributable to the acquisition by Lam Research. These costs were included in administration expenses in the historical financial statements for the year ending December 31, 2007. Since these costs are material (approximately US$8.2 million) and they will not recur, they have been reversed as part of the pro forma adjustments in the six months period ended December 23, 2007.
e)	Lam Research acquired approximately 94% of SEZ’s outstanding shares on March 11, 2008. Consequently, approx. 6% of SEZ’s results (prior to any adjustments resulting from the purchase price allocation) have been attributed to the minority shareholders.

f)	This adjustment reflects the tax effect of all the pro forma adjustments mentioned above.
3)	The acquisition of SEZ was effected in cash, consequently the number of shares outstanding of Lam did not change as a result of the acquisition and hence the shares used to compute basic and diluted earnings per share is unchanged.